Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, dated August 26, 2024, with respect to the common stock, par value $0.01 per share, of Hanover Bancorp, Inc., a New York corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 26, 2024

CASTLE CREEK CAPITAL PARTNERS VIII, LP By: Castle Creek Capital VIII LLC, its general partner

By:	/s/ Sundeep Rana
Name:	Sundeep Rana
Title:	Managing Principal

CASTLE CREEK CAPITAL VIII LLC

By:	/s/ Sundeep Rana
Name:	Sundeep Rana
Title:	Managing Principal